Exhibit 99.1
Blackhawk Network Announces Definitive Agreement to Acquire Parago, Inc.
Acquisition would further strengthen Blackhawk’s leadership position in prepaid solutions for the global incentives and rewards marketplace
PLEASANTON, CALIF - SEPTEMBER 25, 2014 - Blackhawk Network, a leading prepaid and payments network announced today a definitive agreement under which Blackhawk will acquire all outstanding shares of Parago, Inc. for approximately $290 million. Parago is a leader in providing global incentive and engagement solutions that drive customer acquisition, employee retention and enable and engage channel sales partners. The acquisition will add significant capabilities to Blackhawk’s already extensive incentive solutions business.

“Blackhawk has continued to grow its business solutions in the prepaid payment industry around the world”, said Bill Tauscher, Blackhawk’s chief executive officer. “Adding Parago into our portfolio is a significant step forward for Blackhawk’s expansion plans in the large but fragmented incentives market.”

“Blackhawk is excited to add Parago’s capabilities and leadership to our growing corporate incentive business”, said Talbott Roche, Blackhawk’s president. “Parago’s award-winning solutions will allow us to deliver expanded capabilities and products and enhance Blackhawk’s leadership position in the consumer and corporate incentives markets. Their business complements our solutions from InteliSpend and CardLab, two other leading incentives businesses that we acquired over the past twelve months.”

Parago is a premier provider of end-to-end engagement management programs for consumers, sales channels and employees and is committed to designing the most forward-thinking and impactful programs. Its client roster includes more than 250 customers, including Fortune 100 companies, multi-national corporations and global consumer brands.

“Blackhawk brings an unprecedented opportunity for scale and globalization in the incentive and loyalty space, access to well‐established prepaid content partnerships, as well as new digital and mobile technologies,” said Juli Spottiswood, president and CEO of Parago. “As part of Blackhawk, we believe all our partners and customers will benefit from our expanded capabilities, products and services.”
Parago will operate as a subsidiary of Blackhawk Network and will remain headquartered in Dallas, Texas. Juli Spottiswood of Parago will lead Blackhawk’s incentive business and report to Talbott Roche, Blackhawk Network president.
Transaction Details
Blackhawk is acquiring the shares of Parago for approximately $290 million in cash, subject to adjustment, and plans to finance the purchase using cash on hand and approximately $200 million in new borrowings under an expansion of its current credit facility. “We expect the acquisition will be meaningfully accretive in 2015, adding $24 million to $28 million in adjusted EBITDA and $8 million to $10 million in adjusted net income”, said Jerry Ulrich, Blackhawk’s chief financial and administrative officer. “In addition, it will generate solid cash flow and we will still have borrowing capacity under the increased credit facility.” The transaction is expected to close by October 31, 2014, subject to customary closing conditions including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
Conference Call Details
Blackhawk Network will host a conference call to discuss transaction details on September 25, 2014 at 6:00 a.m. PDT / 9:00 a.m. EDT. Hosting the call will be Bill Tauscher, CEO, Talbott Roche, president, and Jerry Ulrich, chief financial & administrative officer. Participants may listen to a webcast of the call by visiting the Company’s investor relations website at ir.blackhawknetwork.com. In addition, Blackhawk will post a slide presentation relating to this transaction under the “Presentations” page of its investor relations website prior to the call. Following the call, an archived webcast will be available on the Company’s investor relations website, or the replay can be accessed by dialing (888) 286-8010 and entering the participant passcode 45521365. The replay will be available until October 10, 2014.

Advisors
BofA Merrill Lynch acted as financial advisor to Blackhawk, and Andrews Kurth LLP provided legal counsel. Raymond James acted as financial advisor and K&L Gates LLP provided legal counsel to Parago.

About Blackhawk Network
Blackhawk Network Holdings, Inc. (NASDAQ: HAWK and HAWKB) is a leading prepaid and payments network, which supports the distribution of gift cards, prepaid telecom products and financial service products across a global network. Blackhawk’s digital platform supports prepaid across a network of digital distribution partners including etailers, financial service providers and mobile wallets. For more information, please visit www.blackhawknetwork.com.

About Parago
As a global leader in customized incentives and engagement solutions, parago inspires actions that deliver results. Many of the largest brands in the world consider parago a trusted partner. Ad Age ranked parago as one of the largest promotional, digital and CRM agencies. Using advanced technology, parago delivers rewards to millions of people around the world for consumer, sales channel and employee programs. For more information, visit www.parago.com, the parago blog or Twitter.

Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are indicated by words or phrases such as “guidance,” “believes,” “expects,” “anticipates,” “estimates,” “plans,” “continuing,” “ongoing,” “enables” and similar words or phrases and the negative of such words and phrases. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include the following: the risk that the acquisition may not close; the risk that we are unable to amend our credit facility and make new borrowings as anticipated; our ability to successfully integrate the Parago business into our company and to realize the potential benefits of the acquisition; our ability to grow at historic rates or at all; the consequences should we lose one or more of our top distribution partners or fail to attract new distribution partners to our network or if the financial performance of our distribution partners’ businesses decline; our reliance on our content providers, the demand for their products and our exclusivity arrangements with them; our reliance on relationships with card issuing banks; the consequences to our future growth if our distribution partners fail to actively and effectively promote our products and services; the requirement that we comply with applicable laws and regulations, including increasingly stringent money-laundering rules and regulations; risks related to our ongoing relationship with Safeway; and other risks and uncertainties described in our reports and filings with the Securities and Exchange Commission, including the risks and uncertainties set forth in Item 1A under the heading Risk Factors in our recent Annual Report on Form 10-K, and other subsequent periodic reports we have filed with the SEC. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so other than as may be required by law.

INVESTORS/ANALYSTS:	MEDIA:
Patrick Cronin	Teri Llach
(925) 226-9973	(925) 226-9028
investor.relations@bhnetwork.com	Teri.llach@bhnetwork.com